SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2016 (August 8, 2016)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-33672	52-2007292
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification No.)
incorporation or organization)

20271 Goldenrod Lane, 2 nd Floor, Germantown, Maryland 20876

(Address of Principal Executive Offices)

(301) 366-4960

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 8, 2016, Neuralstem, Inc. (the “Company”) received a written notification (the “Notice”) from the NASDAQ Stock Market LLC ("NASDAQ") indicating that the Company is not in compliance with NASDAQ Listing Rule 5550(b)(2), as the Company’s market value of listed securities (“MVLS") was below $35 million for the previous 30 consecutive business days. The Notice has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol “CUR” at this time.

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(C), the Company has a period of 180 calendar days, or until February 6, 2017, to regain compliance with the minimum MVLS requirement. To regain compliance, the Company's MVLS must close at $35 million or more for a minimum of 10 consecutive business days during the 180 calendar day compliance period.

The Company intends to monitor its MVLS between now and February 6, 2016, and will consider and evaluate all available options to resolve the Company’s noncompliance with the MVLS requirement as may be necessary. There can be no assurance that the Company will be able to regain compliance with the MLVS requirement or will otherwise be in compliance with other NASDAQ listing criteria. If we do not regain compliance with the MVLS requirement prior to the expiration of the compliance period, the Company may appeal the delisting determination to a Nasdaq Hearings Panel.

Additionally, the Company previously disclosed via a Current Report on Form 8-K on April 22, 2016, that on April 20, 2016 it received a written notice from NASDAQ indicating that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2), as the Company’s minimum bid price of its common stock was below $1.00 per share for 30 consecutive business days. The Company currently has until October 17, 2016 to regain compliance with the minimum bid price requirement of $1.00, subject to extensions as more fully discussed in the Current Report filed on April 22, 2016.

Notwithstanding the foregoing, even if the Company is able to meet the MVLS requirements, there can be no assurances that the Company will be able to meet the minimum bid price requirements. Similarly, if the Company is able to meet the minimum bid price requirements in the allotted time, there can be no assurances that the Company will be able to meet the MVLS requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 9, 2016	Neuralstem, Inc.

/s/ Richard Daly
By: Richard Daly
Chief Executive Officer